Exhibit 99.1

HCP Announces Elections of Tom Herzog as CEO and as a Member of the Board

and Justin Hutchens as President

IRVINE, Calif., Jan. 3, 2017 /PRNewswire/ — HCP (NYSE:HCP) (“HCP” or the “Company”) announced that on December 30, 2016, its Board of Directors elected Tom Herzog as Chief Executive Officer and as a member of the Board. The Board also elected Justin Hutchens as President. Both elections were effective January 1, 2017.

Mr. Herzog previously served as Chief Financial Officer (CFO) since rejoining the Company in June 2016, and also served as the Company’s CFO from 2009 to 2011. He will report to Mike McKee, HCP’s Executive Chairman. Mr. Hutchens will report to Mr. Herzog.

“The Board is pleased to officially announce the promotions of Tom and Justin as part of our new generation of leadership at HCP, representing one of our key strategic goals,” said Mr. McKee. “They bring invaluable skills and experience that will continue to be instrumental in executing our long-term strategic plan. We remain committed to continue to drive improved performance and build shareholder value.”

“I look forward to leading HCP through this next phase of growth and development and appreciate the Board’s confidence,” said Mr. Herzog. “Our Board and entire executive team remain fully aligned with our strategic vision. We have achieved several of our near-term strategic goals, and I am confident in our ability to continue to execute on our long-term plan. It is my privilege to work with such a talented and hard-working team.”

Mr. Hutchens said, “I am honored by the opportunity in this new role and I look forward to working alongside Tom. I share his enthusiasm about leading a team that will inspire confidence in HCP’s success among our operating partners, shareholders, employees and other stakeholders. We have a clear strategy in place which we will execute, and I am excited about the future of HCP.”

CFO Search

As previously announced, HCP has retained Korn Ferry, a leading global executive recruiting firm, which has already initiated a search for a new CFO.

Tom Herzog Biography

Mr. Herzog served as CFO of HCP from June 2016 through December 2016. From January 2013 until joining HCP in June 2016, he was CFO of UDR, Inc., a multifamily REIT. Mr. Herzog served as CFO of Amstar, a Denver-based real estate investment company, from August 2011 to January 2013. He previously served as CFO of HCP from April 2009 to May 2011. Mr. Herzog was Chief Accounting Officer at Apartment Investment and Management Company, a multifamily REIT, from 2004 to 2005 and CFO from 2005 to 2009. From 2000 to 2004, he served in the roles of Chief Accounting Officer & Global Controller and Finance Technical Advisor for GE Real Estate. Prior to joining GE Real Estate, Mr. Herzog began his career in public accounting with Deloitte & Touche LLP, serving in the audit department for ten years, including a two-year national office assignment in the real estate group. He currently serves on the Board of Directors for Tier REIT, an office property REIT.

Justin Hutchens Biography

Mr. Hutchens has been with HCP since September 2015, most recently as Executive Vice President and Chief Investment Officer. Prior to joining HCP, Mr. Hutchens was President and Chief Executive Officer of National Health Investors, Inc., a healthcare REIT, since March 2011 and President and Chief Operating Officer (COO) from February 2009 to March 2011. He served on NHI’s Board of Directors from 2010 to 2015. Mr. Hutchens has national operating experience as the COO of Summerville Senior Living from 2003 to 2007 and, upon its merger with Emeritus Corporation, the COO of Emeritus Senior Living Corporation from 2007 to 2009. From 1997 to 2003, he held multi-site management roles overseeing marketing and operations in the senior housing and post-acute industries. Mr. Hutchens currently serves on the Board of Directors for the National Investment Center for Seniors Housing and Care.

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ABOUT HCP

HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States. HCP owns a large-scale portfolio diversified across multiple sectors, led by senior housing, life science and medical office. Recognized as a global leader in sustainability, HCP has been a publicly-traded company since 1985 and was the first healthcare REIT selected to the S&P 500 index. For more information regarding HCP, visit www.hcpi.com.

FORWARD-LOOKING STATEMENTS

The statements contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those relating to our CEO and President transition and our business opportunities and outlook. These statements are made as of the date hereof, and are not guarantees of future events. They are subject to risks and uncertainties that could cause actual events to differ materially from those set forth therein or implied thereby. These risks and uncertainties include, but are not limited to, those identified in our reports filed with the Securities and Exchange Commission. We assume no, and hereby disclaim any, obligation to update any of the foregoing or any forward-looking statements as a result of new information or new or future developments, except as otherwise required by law.

CONTACT

Andrew Johns

Vice President — Finance and Investor Relations

(949) 407-0400

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